Exhibit 99.1

Home Manufacturer BOXABL Adopts Treasury Reserve Strategy

BOXABL has adopted a Bitcoin treasury reserve strategy, allowing for a percentage of its assets to acquire Bitcoin.

Holding cash reserves in US dollars limits diversification of the company’s treasury assets to an asset that can decline in value as a result of inflation.

BOXABL made the decision to follow industry leaders like Tesla, Coinbase, MicroStrategy, Michael Saylor, the USA government and more in adopting a Bitcoin treasury reserve strategy. This allows for the holding of an asset that has the liquidity of cash, but has experienced general appreciation in value since the Bitcoin whitepaper was first released.

Cryptocurrencies have become more standardized as a form of payment for products, and BOXABL accepts cryptocurrencies as payment for the sale of its innovative housing products.

A Bitcoin reserve strategy provides the company with the following potential benefits:

●	Hedge Against Inflation and Currency Devaluation;

●	Portfolio Diversification;

●	Capital Appreciation;

●	Liquidity and Flexibility;

●	Counterparty Risk Reduction;

●	Capital Formation and Financial Innovation; and

●	Resilience Against Economic Shocks.

Other Examples of companies that took this approach include:

Marathon Digital, Riot Platforms, CleanSpark, Hut 8 Mining, Block, Galaxy Digital Holdings, Metaplanet, Rumble, Cosmos Health, Hoth Therapeutics, Acurx Pharmaceuticals, Thumzup Media, Semler Scientific, DeFi Technologies, Solidion Technology, Genius Group, LQR House, Remixpoint, Jiva Technologies, Bitcoin Well, Matador Technologies, BitFuFu, Leef Brands, KULR Technology, Block.one, Tether International, Grayscale Investments, Coinshares, 3iQ, Snappa, Mode Global Holdings, Nexon, Hive Blockchain.

BOXABL is a Las Vegas-based construction technology company, founded in 2017, that designs and manufactures foldable, modular homes to address the global housing crisis. Its flagship product, the Casita, is a 375-square-foot, fully furnished home that can be shipped and set up in hours, offering affordability, durability, and energy efficiency. By leveraging automotive-style mass production and patented folding technology, BOXABL aims to lower homeownership costs and enable scalable housing solutions for residential, disaster relief, and institutional use.